EXHIBIT 11


             ADVANCED ORTHOPEDIC TECHNOLOGIES, INC. AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                                   (Unaudited)

                                      Three months ended      Nine months ended
                                         September 30,           September 30,
                                      ------------------      -----------------
                                       1996        1995        1996        1995

Net income per statement of income  $  361,000  $  174,000  $  855,000  $  426,000
                                    ==========  ==========  ==========  ==========

Reconciliation of weighted average
  number of shares outstanding to
  amount used in earnings per
  share computation:

    Weighted average number of
      shares outstanding             4,622,566   4,241,045   4,622,566   4,241,045
    Add-shares reserved for
      employee stock plan               14,801      43,402      14,801      43,402
    Add-shares assuming exercise
      of warrants and stock
      options                           34,304        --        34,304        --
    Add-shares contingently
      issuable in connection with
      acquisitions                     240,247     166,678     240,247     166,678
                                    ----------  ----------  ----------  ----------

    Weighted average number of
      shares outstanding, as
      adjusted                       4,911,918   4,451,125   4,911,918   4,451,125
                                    ==========  ==========  ==========  ==========

Primary earnings per common share   $      .07  $      .04  $      .17  $      .10
                                    ==========  ==========  ==========  ==========